Johnson & Johnson Names Paula A. Johnson, President of Wellesley College, to its Board of Directors New Brunswick, NJ (February 14, 2023) – Johnson & Johnson (NYSE: JNJ) announced today that Paula A. Johnson, MD, MPH, President of Wellesley College, has been appointed to its Board of Directors. “I am excited to welcome Dr. Paula Johnson to Johnson & Johnson’s Board of Directors,” said Joaquin Duato, Chairman and Chief Executive Officer, Johnson & Johnson. “Paula is an impressive leader, physician-scientist, and educator, with expertise in improving health outcomes for patients around the globe. Her extensive knowledge of medical research, public health, and health policy, and her proven leadership across complex organizations will provide a unique skillset to the Johnson & Johnson Board of Directors. On behalf of the Board, we look forward to working with Paula as the Company continues to innovate to profoundly impact health for humanity.” Dr. Johnson said, “I am honored to join Johnson & Johnson’s Board of Directors and advance the Company’s mission. I have always been passionate about health, science and helping people achieve positive health outcomes, and I look forward to serving with fellow directors who share a similar passion and commitment to improving the lives of people around the world.” About Paula A. Johnson, MD, MPH Dr. Johnson is a pioneer who brings decades of experience in the fields of academic medicine, public health, and higher education. Currently, Dr. Johnson is the 14th President of Wellesley College. In this role, she has placed the College at the forefront of science, technology, engineering, and mathematics education for women and has led the creation of the school’s new strategic plan. Dr. Johnson has held several leadership roles in her career as a physician-scientist. She most recently served as the Grayce A. Young Family Professor of Medicine in Women’s Health at Harvard Medical School and a professor of epidemiology at the Harvard T.H. Chan School of Health. In addition, she founded the Connors Center for Women’s Health and Gender Biology at Brigham and Women’s Hospital. Dr. Johnson has served on several national and international boards, and she currently serves on the board of directors for Rockefeller University and the Isabella Stewart Gardner Museum in Boston. Dr. Johnson attended Harvard University, where she earned her bachelor’s, master’s, and doctoral degrees. She also trained in internal medicine and cardiovascular medicine at Brigham and Women’s Hospital. The full Board of Directors list is available on the Johnson & Johnson website at https://www.jnj.com/leadership/our-leadership-team#board-of-directors. About Johnson & Johnson At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 135 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity. Press Contacts Tesia Williams media-relations@its.jnj.com Investor Contacts Jessica Moore RA-JJCUS-InvestorRel@ITS.JNJ.com